THE NEW HOME COMPANY REPORTS 2019 FIRST QUARTER RESULTS

Aliso Viejo, California, May 3, 2019. The New Home Company Inc. (NYSE: NWHM) today announced results for the 2019 first quarter.

First Quarter 2019 Financial Results

•
Net loss of $2.0 million, or $(0.10) per diluted share, including $1.8 million of pretax severance charges, compared to net loss of $0.6 million, or $(0.03) per diluted share, for the 2018 first quarter

•	Adjusted net loss of $0.8 million*, or $(0.04)* per diluted share, excluding severance charges

•	Home sales revenue up 25% to $99.2 million; deliveries up 18%

•	Total revenues of $118.8 million vs. $123.2 million

•	Backlog dollar value of $212.6 million vs. $228.1 million

•	Ending community count up 22%

•	Repurchased $5.0 million of the Company's 7.25% Senior Notes due 2022 resulting in a pretax gain of $0.4 million

•	Repurchased 153,916 shares of common stock for $1.0 million

"Lower interest rates, moderating home prices, and improvement in the equity markets helped spur buyer demand and order activity during the first quarter, with March being the strongest month," said Larry Webb, Chairman and Chief Executive Officer of The New Home Company. "While sales demand and first quarter absorption rates were lower than the prior year first quarter, absorption rates were up 42% over the fourth quarter which led to a 62% sequential increase in net new orders. In addition, we made progress on our diversification strategy and increased home sales revenue by 25%, deliveries by 18% and home sales gross margins by 40 basis points over the prior year first quarter."

Mr. Webb continued, "We remain focused on repositioning our portfolio to include more affordable product where we believe sales demand is deeper and sales pace is more robust. We opened three new communities during the quarter with base pricing below $600,000 and anticipate opening three more during the second quarter at similar price points. In addition, we took steps to right-size our operations and cost structure by reducing headcount to better align our business with recent demand levels."

Mr. Webb concluded, "We continue to take steps to lower our cost structure, strengthen our balance sheet, pursue opportunities to reduce our leverage and thoughtfully allocate resources to best position the Company for long-term success. We acknowledge the challenges that currently face our business and believe our Company has the right team in place to generate long-term value for our shareholders."

First Quarter 2019 Operating Results

Total revenues for the 2019 first quarter were $118.8 million, compared to $123.2 million in the prior year period. Net loss attributable to the Company for the 2019 first quarter was $2.0 million, or $(0.10) per diluted share, compared to a net loss of $0.6 million, or $(0.03) per diluted share, in the prior year period. Adjusted net loss for the 2019 first quarter after excluding severance charges was $0.8 million*, or $(0.04)* per diluted share. The year-over-year decrease in income was primarily attributable to $1.8 million in pretax severance charges in the 2019 first quarter related to right-sizing our operations by reducing headcount, a 40 basis point increase in selling and marketing costs as a percentage of homes sales revenue, and a $0.7 million decrease in fee building margin due to lower fee construction activity. Partially offsetting these decreases was a 25% increase in home sales revenue, a 40 basis point increase in home sales gross margin, a 10 basis point improvement in general and administrative costs as a percentage of home sales revenue (190 basis point improvement excluding severance costs*), and a $0.4 million gain on the early extinguishment of debt.

Wholly Owned Projects

Home sales revenue for the 2019 first quarter increased 25% to $99.2 million, compared to $79.4 million in the prior year period. The increase in home sales revenues was driven by an 18% increase in deliveries and to a lesser extent, a 6% increase in average selling price to $1.0 million. The higher year-over-year average selling price was impacted by mix, including pulling forward our first deliveries from our higher-priced Icon community in Scottsdale, Arizona where the average price topped $2.2 million.

Gross margin from home sales for the 2019 first quarter was 12.7% as compared to 12.3% in the prior year period. The 40 basis point increase was primarily due to a mix shift, which was partially offset by higher interest costs and incentives. Adjusted homebuilding gross margin for the 2019 first quarter, which excludes interest in cost of home sales, was 17.6%* compared to 15.7%* in the prior year period.

Our SG&A expense ratio as a percentage of home sales revenue for the 2019 first quarter was 16.2% versus 15.9% in the prior year period. The 30 basis point increase in the SG&A rate was primarily due to severance charges and higher amortization of capitalized selling and marketing costs related to a higher community count in the 2019 first quarter, and to a lesser extent, an amortization expense benefit in the 2018 first quarter in connection with adopting Accounting Standards Codification 606. These decreases were partially offset by improved leverage from higher home sales revenue and lower compensation expenses. Excluding severance charges, the SG&A rate was 14.4%*, a 150 basis point improvement as compared to the 2018 first quarter.

Net new home orders for the 2019 first quarter decreased 21% to 112 homes due to a slower monthly sales absorption rate, partially offset by an increase in average selling communities. The monthly sales absorption rate for the Company was 1.7 for the 2019 first quarter compared to 2.8 for the prior year period. The 39% decrease in the monthly absorption rate was due to weaker buyer demand as compared to the prior year, however, we did see a 42% sequential increase in the monthly absorption rate during the 2019 first quarter as compared to the 2018 fourth quarter. We ended the 2019 first quarter with 22 active communities as compared to 18 at the end of the 2018 first quarter, a 22% increase.

The dollar value of the Company's wholly owned backlog at the end of the 2019 first quarter was $212.6 million and totaled 204 homes compared to $228.1 million and 210 homes in the prior year period. The decrease in backlog dollar value resulted primarily from lower net new orders and a 4% lower average selling price of the homes in backlog at the end of the 2019 first quarter.

Fee Building Projects

Fee building revenue for the 2019 first quarter was $19.7 million, compared to $43.8 million in the prior year period. The decrease in fee revenues was largely due to lower construction activity in Irvine, California due to lower demand levels in that submarket. Management fees from joint ventures and construction management fees from third parties, which are included in fee building revenue, increased to $1.3 million for the 2019 first quarter as compared to $1.0 million for the 2018 first quarter. Our fee building gross margin for the 2019 first quarter was $0.4 million versus $1.1 million in the prior year period. The reduction in fee building margin was largely the result of lower fee building revenue and a $0.4 million decrease in management fees from joint ventures, which was partially offset by $0.7 million in construction management fees from third parties earned in the 2019 first quarter.

Unconsolidated Joint Ventures (JVs)

The Company’s share of joint venture income for the 2019 first quarter was $0.2 million as compared to $0.3 million in the prior year period, with the majority of the income generated from the Company's Mountain Shadows luxury community in Paradise Valley, Arizona. At the end of 2019 and 2018 first quarters, our joint ventures had six and seven actively selling communities, respectively.

Income Taxes

The Company's effective tax rate related to the income tax benefit for the 2019 first quarter was 25.0% as compared to 56.9% in the 2018 first quarter. The decrease is attributable to discrete items which resulted in a $0.4 million benefit in the 2018 first quarter primarily related to energy credits and a $0.3 million provision in the 2019 first quarter related to stock compensation and state tax rate changes.

Balance Sheet and Liquidity

As of March 31, 2019, the Company had real estate inventories totaling $563.1 million and owned or controlled 2,743 lots through its wholly owned operations (excluding fee building and joint venture lots), of which 1,090 lots, or 40%, were controlled through option contracts. The Company ended the 2019 first quarter with $41.9 million in cash and cash equivalents and $399.6 million in debt, of which $84.0 million was outstanding under its $200 million revolving credit facility. As of March 31, 2019, the Company had a debt-to-capital ratio of 62.8% and a net debt-to-capital ratio of 60.1%*.

Repurchase of Senior Notes and Stock

During March 2019, the Company repurchased and retired $5.0 million of its 7.25% Senior Notes due 2022 for a cash payment of approximately $4.5 million, which resulted in a $0.4 million pretax gain on the early extinguishment of debt.

The Company repurchased 153,916 shares of its common stock for approximately $1.0 million during the 2019 first quarter. The purchases were made under a previously announced stock repurchase plan with a remaining purchase authorization of $5.4 million as of March 31, 2019.

Guidance

The Company's current estimate for the 2019 second quarter is as follows:

•	Home sales revenue of $110 - $130 million

•	Fee building revenue of $15 - $20 million

•	Home sales gross margin of 12.0% - 12.5%

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 11:00 a.m. Eastern Time on Friday, May 3, 2019 to review first quarter results, discuss recent events and results, and discuss the Company's quarterly guidance for 2019. We will also conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through June 3, 2019 and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the pass code 13689425.

* Adjusted net loss, adjusted EPS, general and administrative costs excluding severance charges as a percentage of home sales revenue, selling, general and administrative costs excluding severance charges as a percentage of home sales revenue, adjusted homebuilding gross margin (or homebuilding gross margin excluding interest in cost of home sales) and net debt-to-capital ratio are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See “Reconciliation of Non-GAAP Financial Measures.”

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning our revenues, community counts and openings, the timing and success of specific projects, our ability to execute our strategic growth objectives, gross margins, other projected results, income, earnings per share, joint ventures and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “should,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” “target,” “forecast,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; changes in sales conditions, including home prices, in the markets where we build homes; our significant amount of debt and the impact of restrictive covenants in our debt agreements; our ability to repay our debt as it comes due; changes in our credit rating or outlook; volatility and uncertainty in the credit markets and broader financial markets; our business and investment strategy including our plans to sell more affordably priced homes; availability of land to acquire and our ability to acquire such land on favorable terms or at all; our liquidity and availability, terms and deployment of capital; changes in margin; write-downs; shortages of or increased prices for labor, land or raw materials used in housing construction; adverse weather conditions and natural disasters (including wild fires and mudslides); our concentration in California; issues concerning our joint venture partnerships; the cost and availability of insurance and surety bonds; governmental regulation, including the impact of "slow growth" or similar initiatives; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; delays in the land entitlement process, development, construction, or the opening of new home communities; litigation and warranty claims; the degree and nature of competition; the impact of recent accounting standards; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:
Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2019	2018
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$99,186	$79,437
Fee building, including management fees	19,662	43,794
	118,848	123,231
Cost of Sales:
Home sales	86,569	69,694
Fee building	19,268	42,699
	105,837	112,393
Gross Margin:
Home sales	12,617	9,743
Fee building	394	1,095
	13,011	10,838

Selling and marketing expenses	(8,679)	(6,639)
General and administrative expenses	(7,391)	(6,019)
Equity in net income of unconsolidated joint ventures	184	335
Gain on early extinguishment of debt	417	—
Other income (expense), net	(193)	(26)
Pretax loss	(2,651)	(1,511)
Benefit for income taxes	664	860
Net loss	(1,987)	(651)
Net loss attributable to non-controlling interest	—	11
Net loss attributable to The New Home Company Inc.	$(1,987)	$(640)

Loss per share attributable to The New Home Company Inc.:
Basic	$(0.10)	$(0.03)
Diluted	$(0.10)	$(0.03)
Weighted average shares outstanding:
Basic	19,986,394	20,924,753
Diluted	19,986,394	20,924,753

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2019	2018
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$41,874	$42,273
Restricted cash	116	269
Contracts and accounts receivable	16,459	18,265
Due from affiliates	681	1,218
Real estate inventories	563,112	566,290
Investment in and advances to unconsolidated joint ventures	33,032	34,330
Other assets	35,366	33,452
Total assets	$690,640	$696,097

Liabilities and equity
Accounts payable	$20,638	$39,391
Accrued expenses and other liabilities	33,332	29,028
Unsecured revolving credit facility	84,000	67,500
Senior notes, net	315,591	320,148
Total liabilities	453,561	456,067
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 20,049,113 and 20,058,904, shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	200	201
Additional paid-in capital	192,169	193,132
Retained earnings	44,634	46,621
Total stockholders' equity	237,003	239,954
Non-controlling interest in subsidiary	76	76
Total equity	237,079	240,030
Total liabilities and equity	$690,640	$696,097

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
	(Dollars in thousands)
Operating activities:
Net loss	$(1,987)	$(651)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred taxes	—	(1,481)
Amortization of stock-based compensation	566	842
Distributions of earnings from unconsolidated joint ventures	260	715
Abandoned project costs	5	35
Gain on early extinguishment of debt	(417)	—
Equity in net income of unconsolidated joint ventures	(184)	(335)
Deferred profit from unconsolidated joint ventures	—	136
Depreciation and amortization	2,656	1,022
Net changes in operating assets and liabilities:
Contracts and accounts receivable	1,806	5,824
Due from affiliates	524	485
Real estate inventories	9,676	(37,529)
Other assets	(2,343)	87
Accounts payable	(18,753)	9,867
Accrued expenses and other liabilities	(4,041)	(8,459)
Net cash used in operating activities	(12,232)	(29,442)
Investing activities:
Purchases of property and equipment	(5)	(72)
Contributions and advances to unconsolidated joint ventures	(1,335)	(4,273)
Distributions of capital and repayment of advances from unconsolidated joint ventures	2,562	2,264
Interest collected on advances to unconsolidated joint ventures	—	129
Net cash provided by (used in) investing activities	1,222	(1,952)
Financing activities:
Borrowings from credit facility	30,000	—
Repayments of credit facility	(13,500)	—
Repurchases of common stock	(1,042)	—
Repurchase of senior notes	(4,512)	—
Tax withholding paid on behalf of employees for stock awards	(488)	(954)
Net cash provided by (used in) financing activities	10,458	(954)
Net decrease in cash, cash equivalents and restricted cash	(552)	(32,348)
Cash, cash equivalents and restricted cash – beginning of period	42,542	123,970
Cash, cash equivalents and restricted cash – end of period	$41,990	$91,622

KEY FINANCIAL AND OPERATING DATA
(Dollars in thousands)
(Unaudited)

New Home Deliveries:
	Three Months Ended March 31,
	2019			2018			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	61	$64,593	$1,059	44	$44,580	$1,013	39%	45%	5%
Northern California	28	18,739	669	40	34,857	871	(30)%	(46)%	(23)%
Arizona	10	15,854	1,585	—	—	NA	NA	NA	NA
Total	99	$99,186	$1,002	84	$79,437	$946	18%	25%	6%

	Three Months Ended March 31,
	2019	2018	% Change
Net New Home Orders:
Southern California	58	69	(16)%
Northern California	45	70	(36)%
Arizona	9	2	350%
	112	141	(21)%

Selling Communities at End of Period:
Southern California	12	10	20%
Northern California	8	7	14%
Arizona	2	1	100%
	22	18	22%

Average Selling Communities:
Southern California	12	10	20%
Northern California	7	7	—%
Arizona	2	—	NA
	21	17	24%

Monthly Sales Absorption Rate per Community (1):
Southern California	1.6	2.3	(30)%
Northern California	2.0	3.5	(43)%
Arizona	1.5	2.0	(25)%
Total	1.7	2.8	(39)%

Backlog:	As of March 31,
	2019			2018			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	87	$109,284	$1,256	96	$125,747	$1,310	(9)%	(13)%	(4)%
Northern California	85	72,290	850	112	98,124	876	(24)%	(26)%	(3)%
Arizona	32	30,991	968	2	4,248	2,124	1,500%	630%	(54)%
Total	204	$212,565	$1,042	210	$228,119	$1,086	(3)%	(7)%	(4)%

(1) Monthly sales absorption represents the number of net new home orders divided by the number of average selling communities for the period.

Lots Owned and Controlled:	As of March 31,
	2019	2018	% Change
Lots Owned
Southern California	626	540	16%
Northern California	726	317	129%
Arizona	301	299	1%
Total	1,653	1,156	43%
Lots Controlled (1)
Southern California	174	433	(60)%
Northern California	439	992	(56)%
Arizona	477	343	39%
Total	1,090	1,768	(38)%
Lots Owned and Controlled - Wholly Owned	2,743	2,924	(6)%
Fee Building (2)	1,266	963	31%
Total Lots Owned and Controlled	4,009	3,887	3%

(1) Includes lots that we control under purchase and sale agreements or option agreements subject to customary conditions and have not yet closed. There can be no assurance that such acquisitions will occur.
(2) Lots owned by third party property owners for which we perform construction services.

Other Financial Data:	Three Months Ended March 31,
2019	2018
Interest incurred	$7,761	$6,716
Adjusted EBITDA(1)	$6,906	$3,563
Adjusted EBITDA margin percentage (1)	5.8%	2.9%

LTM(2) Ended March 31,
2019	2018

Interest incurred	$29,422	$26,658
Adjusted EBITDA(1)	$43,241	$48,747
Adjusted EBITDA margin percentage (1)	6.5%	6.5%
Ratio of Adjusted EBITDA to total interest incurred(1)	1.5	x	1.8x

March 31,	December 31,
2019	2018
Ratio of debt-to-capital	62.8%	61.8%
Ratio of net debt-to-capital(1)	60.1%	59.0%
Ratio of debt to LTM(2) Adjusted EBITDA(1)	9.2x	9.7	x
Ratio of net debt to LTM(2) Adjusted EBITDA(1)	8.3x	8.6x
Ratio of cash and inventory to debt	1.5x	1.6	x

(1)
Adjusted EBITDA, Adjusted EBITDA margin percentage, ratio of Adjusted EBITDA to total interest incurred, ratio of net debt-to-capital, ratio of debt to LTM Adjusted EBITDA and ratio of net debt to LTM Adjusted EBITDA are non-GAAP measures. Please see "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of each of these measures to the appropriate GAAP measure.

(2)	"LTM" indicates amounts for the trailing 12 months.

KEY FINANCIAL AND OPERATING DATA - UNCONSOLIDATED JOINT VENTURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2019	2018	% Change
Financial Data - Unconsolidated Joint Ventures:
Home sales revenue	$38,127	$31,240	22%
Land sales revenue	4,160	773	438%
Total revenues	$42,287	$32,013	32%

Net income	$513	$804	(36)%

Operating Data - Unconsolidated Joint Ventures:
New home orders	36	36	—%
New homes delivered	37	32	16%
Average selling price of homes delivered	$1,030	$976	6%

Selling communities at end of period	6	7	(14)%
Backlog homes (dollar value)	$70,949	$67,244	6%
Backlog (homes)	75	84	(11)%
Average sales price of backlog	$946	$801	18%

Homebuilding lots owned and controlled	174	309	(44)%
Land development lots owned and controlled	1,995	2,321	(14)%
Total lots owned and controlled	2,169	2,630	(18)%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles net income (loss) attributable to the Company to the non-GAAP measure of adjusted net income (loss) attributable to the Company (net income (loss) before severance charges) and earnings (loss) per share and earnings (loss) per diluted share attributable to the Company to the non-GAAP measures of adjusted earnings (loss) per share and adjusted diluted earnings (loss) per share attributable to the Company (earnings (loss) per share before severance charges). We believe removing the impact of severance costs provides investors with an understanding of the impact these items had on earnings and provides a better understanding of operational performance in the current quarter.

	Three Months Ended March 31,
	2019	2018
	(Dollars in thousands, except per share amounts)
Net loss attributable to The New Home Company Inc.	$(1,987)	$(640)
Severance charges, net of tax	1,157	—
Adjusted net loss attributable to The New Home Company Inc.	$(830)	$(640)

Loss per share attributable to The New Home Company Inc.:
Basic	$(0.10)	$(0.03)
Diluted	$(0.10)	$(0.03)

Adjusted loss per share attributable to The New Home Company Inc.:
Basic	$(0.04)	$(0.03)
Diluted	$(0.04)	$(0.03)

Weighted average shares outstanding:
Basic	19,986,394	20,924,753
Diluted	19,986,394	20,924,753

Severance charges	$(1,788)	$—
Less: Related tax benefit	631	—
Severance charges, net of tax	$(1,157)	$—

Loss per share attributable to The New Home Company Inc. related to severance charges
Basic	$(0.06)	NA
Diluted	$(0.06)	NA

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

The following table reconciles the Company’s SG&A rate as a percentage of home sales revenue calculated in accordance with GAAP to the non-GAAP measure, SG&A rate excluding severance charges. During the 2019 first quarter, the company incurred severance charges related to right-sizing our operations by reducing headcount. We believe removing the impact of these charges from our SG&A rate is relevant to provide investors with a better comparison to prior year rates that do not include these charges.

	Three Months Ended March 31,		As a Percentage of Home Sales Revenue

	2019	2018	2019	2018
	(Dollars in thousands)
Selling and marketing expenses	$8,679	$6,639	8.8%	8.4%
General and administrative expenses ("G&A")	7,391	6,019	7.4%	7.5%
Total selling, marketing and G&A expenses ("SG&A")	$16,070	$12,658	16.2%	15.9%

G&A	$7,391	$6,019	7.4%	7.5%
Less: Severance charges(1)	$(1,788)	$—	(1.8)%	—%
G&A, excluding severance charges	$5,603	$6,019	5.6%	7.5%

Selling and marketing expenses	$8,679	$6,639	8.8%	8.4%
G&A, excluding severance charges	$5,603	$6,019	5.6%	7.5%
SG&A, excluding severance charges	$14,282	$12,658	14.4%	15.9%
(1) Includes $1.1 million related to departure of executive officer.

The following table reconciles homebuilding gross margin percentage as reported and prepared in accordance with GAAP to the non-GAAP measure, adjusted homebuilding gross margin (or homebuilding gross margin excluding interest in cost of home sales). We believe this information is meaningful, as it isolates the impact leverage has on homebuilding gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended March 31,
	2019	%	2018	%
	(Dollars in thousands)
Home sales revenue	$99,186	100.0%	$79,437	100.0%
Cost of home sales	86,569	87.3%	69,694	87.7%
Homebuilding gross margin	12,617	12.7%	9,743	12.3%
Add: Interest in cost of home sales	4,852	4.9%	2,764	3.4%
Adjusted homebuilding gross margin	$17,469	17.6%	$12,507	15.7%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	March 31,	December 31,
	2019	2018
	(Dollars in thousands)
Total debt, net of unamortized discount, premium and debt issuance costs	$399,591	$387,648
Equity, exclusive of non-controlling interest	237,003	239,954
Total capital	$636,594	$627,602
Ratio of debt-to-capital(1)	62.8%	61.8%

Total debt, net of unamortized discount, premium and debt issuance costs	$399,591	$387,648
Less: Cash, cash equivalents and restricted cash	41,990	42,542
Net debt	357,601	345,106
Equity, exclusive of non-controlling interest	237,003	239,954
Total capital	$594,604	$585,060
Ratio of net debt-to-capital(2)	60.1%	59.0%

(1)
The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt, net of unamortized discount, premium and debt issuance costs by total capital (the sum of total debt, net of unamortized discount, premium and debt issuance costs plus equity), exclusive of non-controlling interest.

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is total debt, net of unamortized discount, premium and debt issuance costs less cash, cash equivalents and restricted cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of non-controlling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

Adjusted EBITDA, Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are non-GAAP measures. Adjusted EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) interest expense, (c) amortization of previously capitalized interest included in cost of sales and equity in net income (loss) of unconsolidated joint ventures, (d) severance charges (e) noncash impairment charges and abandoned project costs, (f) gain from early extinguishment of debt (g) depreciation and amortization, (h) amortization of stock-based compensation and (i) income (loss) from unconsolidated joint ventures. Adjusted EBITDA margin percentage is calculated by dividing Adjusted EBITDA by total revenue for a given period. The ratio of Adjusted EBITDA to total interest incurred is calculated by dividing Adjusted EBITDA by total interest incurred for a given period. The ratio of debt to Adjusted EBITDA is calculated by dividing debt at the period end by Adjusted EBITDA for a given period. The ratio of net debt to Adjusted EBITDA is calculated by dividing debt at the period end less cash, cash equivalents and restricted cash by Adjusted EBITDA for a given period. Other companies may calculate Adjusted EBITDA differently. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, interest costs, tax position, level of impairments and other non-recurring items. Due to the significance of the GAAP components excluded, Adjusted EBITDA should not be considered in isolation or as an alternative to net income (loss), cash flows from operations or any other performance measure prescribed by GAAP. A reconciliation of net income (loss) to Adjusted EBITDA, and the calculations of Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are provided in the following table.

	Three Months Ended		LTM(1) Ended
	March 31,		March 31,
	2019	2018	2019		2018
	(Dollars in thousands)
Net income (loss)	$(1,987)	$(651)	$(15,566)		$15,654
Add:
Interest amortized to cost of sales and equity in net income of unconsolidated joint ventures	4,883	2,795	21,996		12,301
(Benefit) provision for income taxes	(664)	(860)	(5,879)		14,006
Depreciation and amortization	2,656	1,022	8,265		1,348
Amortization of stock-based compensation	566	842	2,814		3,034
Cash distributions of income from unconsolidated joint ventures	260	715	260		715
Severance charges	1,788	—	1,788		—
Noncash inventory impairments and abandonments	5	35	10,176		2,584
Less:
Gain from early extinguishment of debt	(417)	—	(417)		—
Equity in net (income) loss of unconsolidated joint ventures	(184)	(335)	19,804		(895)
Adjusted EBITDA	$6,906	$3,563	$43,241		$48,747
Total Revenue	$118,848	$123,231	$663,183		$749,374
Adjusted EBITDA margin percentage	5.8%	2.9%	6.5%		6.5%
Interest incurred	$7,761	$6,716	$29,422		$26,658
Ratio of Adjusted EBITDA to total interest incurred			1.5	x	1.8	x
Total debt at period end			$399,591		$319,029
Ratio of debt to Adjusted EBITDA			9.2	x	6.5	x
Total net debt at period end			$357,601		$227,407
Ratio of net debt to Adjusted EBITDA			8.3	x	4.7	x
Total cash and inventory			$604,986		$550,449
Ratio of cash and inventory to debt			1.5x		1.7	x
(1) "LTM" indicates amounts for the trailing 12 months.